Media Release
21 December 2006

Yarraman In Merger Negotiations With Evans & Tate

Key points:

- **Yarraman proposes Scheme of Arrangement with Evans & Tate to merge the two wine companies**
- **Yarraman acquires a relevant interest in 19.9% of Evans & Tate via off-market transaction**
- **A$90m ANZ Bank debt to be refinanced**
- **Evans & Tate shareholders offered shares at a premium**

Yarraman Winery, Inc. (YRMN) has made a formal offer to the board of ASX-listed Evans & Tate (ASX: ETW) regarding a potential merger.

Yarraman has provided Evans & Tate with a proposed Scheme of Arrangement that, if approved by the Board and shareholders, would allow for a recapitalisation of Evans & Tate to see the two wine groups combine under a parent company trading in Australia and the USA, and based in Australia (Western Australian & New South Wales).

The enlarged group would have a diversified range of premium and ultra premium products, worldwide distribution channels and significant leverage to the American capital market.

A copy of this press release has been filed with the USA Securities and Exchange Commission.

As part of the offer shareholders of Evans & Tate would be offered shares in Yarraman at a rate of one Yarraman share per nine Evans & Tate shares. Yarraman shares currently trading are quoted at approximately US$2.35.

Under the terms of the proposed deal, Evans & Tate's ANZ Bank $A90 million debt would be refinanced, in a combination of cash and subordinated notes.

The enlarged group with have access to additional funds for its working capital requirements.

The board of Yarraman believes the offer provides all stakeholders of Evans & Tate with a number of advantages, including:

- The exchange of WInES and ETW ordinary shares into YRMN shares;
- The exchange of Notes into Convertible Notes in Yarraman;
- Retention of Evans & Tate staff and employees;
- The expansion of Evans & Tate's products range with new points of distribution;
- Improved earnings and strengthened capital structure from debt reduction; and
- Strong leadership from Yarraman's industry recognised management team.

Yarraman is aware that on 25 September 2006 the Board of Evans & Tate had announced that it had received the 'in principle approval' of its bank, ANZ, for a proposed restructure of the Evans & Tate balance sheet by way of a scheme of arrangement. Details of this proposed restructure have, to Yarraman's knowledge, not been released to the market.

Yarraman believes the offer it has made today represents the best opportunity for Evans & Tate stakeholders to maximise the value they have in the company and to be part of the next growth stage of the Australian wine industry, on a global scale.

Yarraman Chief Executive Officer Wayne Rockall believes the proposed merger would result in a financially stronger group that would allow both companies to reach their full potential.

"We believe the merger will strengthen both businesses and help build their respective brand share," Mr Rockall said.

"Evans & Tate is Australia's sixth largest wine producer and we believe freeing the business from its onerous debt and strengthening the company will be a major positive for the Australian wine industry."

Mr Rockall said Evans & Tate is a force in the Australian wine market and a merger of the two companies would provide significant cost savings and distribution synergies.

"The proposed merger between Yarraman and Evans & Tate will position the combined group to be a leader in the global wine industry," he said.

"Evans & Tate shareholders are being offered a fair price for their shares, as well as the opportunity to participate in an enlarged group.

"We see a bright future for Evans & Tate, its stakeholders and Yarraman."

Mr Rockall said Yarraman was committed to maintaining the Evans & Tate brands, retaining its assets and keeping its structure in place.

At the time of the proposed scheme being formalised Yarraman has a relevant interest of 19.9% in ETW, with a form 603 "Change in Substantial Shareholder Notice" being lodged with the Australian Securities & Investment Commission (ASIC) earlier today.

The Yarraman offer is conditional on the completion of legal, accounting and tax due diligence, the approval of both Evans & Tate's board and the ANZ Bank.

Proposed management team

Under the terms of the offer, Evans & Tate Chief Executive Martin Johnson would become President and Chief Executive Officer of the combined group, to be renamed as New World Wine Estates, Inc. Yarraman Winery Chief Executive Officer Wayne Rockall would become Senior Vice President of sales and marketing for the combined group.

Evans & Tate Chief Financial Officer Andrew Maclachlan will become a Senior Vice President of the combined group, as well as Chief Financial Officer. Evans & Tate EGM of Operations Chris Malcolm will be Senior Vice President of Operations for the combined group. Michael Silbert would continue in his role as Company Secretary of the combined group.

Universal Wine & Spirits (Asia) founder Freddie Choong would join the combined group to lead the development of an extensive marketing and distribution foothold in Asia, while Yarraman external consultant Warrick Duthy would become an executive director of the combined group.

Board composition

Evans & Tate have been offered two directorships on the board of Yarraman. A number of independent board members will be appointed. One of the independent board members will become Chairman and one will head up the company's audit committee.

For all enquires please contact:

David Tasker/ Ainslie Chandler
Professional Public Relations (WA)
Ph: +618 9388 0944
Mob: David (0433 112 936)/ Ainslie (0433 104 805)

ABOUT YARRAMAN WINERY INC:

Yarraman Winery Inc, which operates through its Australia-based wholly owned subsidiary Yarraman Estate, commenced trading as a public company in the USA in December 2005.The company has a current market capitalisation of US$58.75 million (as at 21 Dec 2006) with high quality branded winery and vineyard assets.

The company made the strategic decision to publicly list in the USA to gain access to US equity and distribution markets. Following the US listing the company secured senior managers from Allied Domeqc Global Wines as its management team, who bring many years experience in the global wine industry.

Yarraman produces and sells award-winning premium, super-premium and ultra-premium wines made from grapes grown on vineyards in the Upper Hunter Valley and Gundagai. The wines are produced at its 2,500 tonne state of the art winery at Wybong, in the Upper Hunter Valley. Yarraman's wines are sold in Australia and internationally, principally under Yarraman's own labels.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. There can be no assurance that such forward-looking statements will prove to be accurate and the Company undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.